SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2006
LAYNE CHRISTENSEN COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20578	48-0920712

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
(Address of Principal Executive Offices)

(913) 362-0510
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF$ 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On March 31, 2006, Layne Christensen Company (“Layne” or the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with Steel Partners II, L.P. (“Steel Partners”), Steel Partners, L.L.C. and Warren G. Lichtenstein (collectively, the “Investors”), pursuant to which the Investors agreed to withdraw their two nominees for directors at the upcoming annual meeting of Layne, which is scheduled for June 8, 2006, and Layne agreed to reduce the size of its Board of Directors from nine to eight members effective at the upcoming annual meeting. In addition, Layne agreed not to expand the size of the Board of Directors above eight through and until the 2007 annual meeting without the unanimous consent of the directors of the Company. Finally, in the event that Mr. Lichtenstein desires to resign from the Board prior to the expiration of his term, the Board of Directors has agreed to nominate John Quicke of Steel Partners to fill his position.
     A copy of the Settlement Agreement is attached hereto as Exhibit 10.1 and a copy of the press release issued by the Company with respect to the Settlement Agreement is attached hereto as Exhibit 99.1.
     At a meeting of the Board of Directors of the Company, held on March 30, 2006, the Board set the goals for certain executive officers of the Company to qualify for a bonus under the Company’s Executive Incentive Compensation Plan (the “Plan”) for the fiscal year ended January 31, 2007. Awards under the Plan for the fiscal year ended January 31, 2007 will consist of an objective component and a subjective component. The objective component will make up 70% of each award and will be based on the achievement of a set goal for the earnings per share of the Company. The objective award for the division presidents who participate in the Plan will be weighted the same, but will be based on the achievement of set goals for the earnings before interest and taxes (EBIT) of their respective division. The subjective component will make up 30% of each award and will be based on criteria determined by the Board of Directors for Mr. Andrew B. Schmitt, the Company’s President and Chief Executive Officer, and by Mr. Schmitt as to each of the other executive officers in the Plan.
     At the Board Meeting on March 30, 2006, the Board also approved the award of bonuses to the executive officers of the Company for the fiscal year ended January 31, 2006. The bonuses awarded to executive officers of the Company who participate in the Company’s Executive Incentive Compensation Plan were made in accordance with the previously published goals. However, Colin B. Kinley, the President of the Energy Division of the Company, does not participate in the Company’s Executive Incentive Compensation Plan. Instead, his bonus for the fiscal year ended January 31, 2006 was based on achieving specific goals for proven natural gas reserves, natural gas production, and the earnings before interest and taxes (EBIT) for his division. As a result of the bonus awarded to Mr. Kinley under these criteria, Mr. Kinley became a Named Executive Officer of the Company. The goals for Mr. Kinley to qualify for a bonus for the fiscal year ended January 31, 2007 will again be based on achieving a specific level of proven natural gas reserves, natural gas production, and earnings before interest and taxes (EBIT) for his division.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
     As of March 30, 2006, Robert J. Dineen had decided not to stand for re-election to the Company’s Board of Directors at the 2006 Annual Meeting of the Stockholders of the Company to be held on June 8, 2006. Accordingly, his term as a director of the Company will end on June 8, 2006.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(c)	Exhibits.
10.1	Settlement Agreement, dated as of March 31, 2006, by and among Layne Christensen Company, Steel Partners II, L.P., Steel Partners, L.L.C. and Warren G. Lichtenstein.

99.1	Press Release issued by Layne Christensen Company, dated March 31, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAYNE CHRISTENSEN COMPANY
Date: April 5, 2006	By:	/s/ A. B. Schmitt
		Name:	Andrew B. Schmitt
		Title:	President and Chief Executive Officer